Exhibit 99.1

Nextest Announces Third Quarter Fiscal Year 2006 Results

          SAN JOSE, Calif., May 3 /PRNewswire-FirstCall/ -- Nextest Systems Corporation (Nasdaq: NEXT), a leader in the manufacture of automatic test equipment (ATE) for low-cost semiconductor manufacturing, today reported financial results for its fiscal third quarter ended March 25, 2006. Late in the quarter, Nextest Systems Corporation completed the initial public offering of its common stock (“IPO”). The Company’s net cash proceeds from the IPO, $58.6 million, were received after the end of its fiscal third quarter and, therefore, this cash does not appear on its condensed consolidated balance sheet as of March 25, 2006.

          Revenue for the quarter ended March 25, 2006 was a record $24,970,000, up 29 percent from the December 2005 quarter revenue of $19,425,000 and up 177 percent from the March 2005 quarter revenue of $9,012,000.  Net income for the quarter was $3,191,000 compared to net income of $1,682,000 in the previous quarter and a net loss of $1,927,000 in the quarter ended March 26, 2005.  Net income this quarter included approximately $0.5 million of stock-based compensation expense as determined under FAS 123(R).

          Net loss available to common stockholders which includes accretion of Series B preferred stock redemption value was $1,561,000 or $0.18 per share for the March 2006 quarter as compared to $95,000 or $0.01 per share loss in the previous quarter, and $2,586,000 or $0.30 per share loss in the March 2005 quarter. Net loss available to common stockholders includes accretion, and in the March 2006 quarter the accretion was $4,752,000.  The Series A and Series B preferred stock automatically converted into common stock of the company with the initial public offering being declared effective.  The stockholders’ equity balance at March 25, 2006 reflects such conversion. As a result, there will be no accretion of the Series B preferred stock redemption value in future periods.

          New orders were $30.3 million, up 44 percent from the prior quarter. Backlog at the end of March 25, 2006 was $21.5 million.

          ”We are pleased to report another quarter of record revenue and orders,” stated Robin Adler, chairman and CEO of Nextest.  “Our Magnum test system achieved strong repeat business from customers in flash memory and SOC test segments.  Four of the customers from whom we recorded revenue were new customers for us in flash and SOC.  We were also pleased to announce the successful completion of the initial public offering of our stock on March 27, 2006, a major milestone for the company.”

          Fourth Quarter Fiscal 2006 Outlook

          Net revenue in the fourth quarter of fiscal 2006 is expected to be between $25.0 million and $27.0 million, with earnings per diluted share between $0.17 and $0.21, including $0.4 million, or $0.02 per share of stock-based compensation expense. The fully diluted share count is estimated to be approximately 19 million at the end of the fourth quarter.

          Conference Call/Webcast

          Nextest Systems Corporation will be conducting its conference call today, May 3, 2006, at 2:00 p.m. Pacific Time. The call will be simultaneously webcast at www.nextest.com (click on “Investors”). A replay will be available for two weeks via telephone starting approximately two hours after the completion of the call.  The replay may be accessed by calling 888-286-8010 in the US and Canada, or 617-801-6888 outside the US and Canada, and entering conference code 75444608, or by visiting www.nextest.com and clicking on “Investors” for a link to the replay. The replay will be available via telephone and website through May 17, 2006.

          About Nextest Systems Corporation

          Nextest Systems Corporation is a low-cost leader in the design and manufacture of automatic test equipment (ATE) for Flash memory and System-On-Chip semiconductors.  Nextest’s products address the growing demand from manufacturers for ATE with increased throughput, functionality and reliability, while reducing time to market and cost of test.  Nextest has shipped over 1,500 systems worldwide.  Further information is available at www.nextest.com.

          Forward-looking Statements

          The statements made in this press release, other than statements of historical facts, are forward-looking statements that involve risks and uncertainties.  These statements include those relating to the company’s financial performance, products, customers, success of new products and business prospects. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” or “continue,” the negative of these terms or other comparable terminology. These statements involve a number of risks and uncertainties, including the cyclical nature of the semiconductor industry, the success of the market penetration of our products, our dependence on suppliers and subcontractors, the concentration of our customers and other risks and uncertainties.  Nextest Systems Corporation undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

          Nextest Systems Corporation:
          So-Yeon Jeong
          408-817-7276

NEXTEST SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Quarter Ended			Nine Months Ended

	Mar. 25, 2006	Dec. 24, 2005	Mar. 26, 2005	Mar. 25, 2006	Mar. 26, 2005

Net revenue	$24,970	$19,425	$9,012	$61,600	$36,462
Cost of revenue	11,937	9,959	5,235	30,317	19,011
Gross profit	13,033	9,466	3,777	31,283	17,451
Operating expenses:
Research and development	2,358	2,019	1,751	6,110	4,945
Sales, general and administrative	5,906	5,136	5,177	15,675	13,100
Total operating expenses	8,264	7,155	6,928	21,785	18,045
Income (loss) from operations	4,769	2,311	(3,151)	9,498	(594)
Interest and other income, net:
Interest and other income, net	148	128	53	378	156
Interest expense	(9)	(29)	(15)	(66)	(45)
Interest and other income, net	139	99	38	312	111
Income (loss) before taxes	4,908	2,410	(3,113)	9,810	(483)
Income tax (provision) benefit	(1,717)	(728)	1,186	(3,318)	281
Net income (loss)	3,191	1,682	(1,927)	6,492	(202)
Accretion of Series B preferred stock redemption value	(4,752)	(1,777)	(659)	(7,753)	(3,166)
Net loss available to common stockholders	$(1,561)	$(95)	$(2,586)	$(1,261)	$(3,368)
Basic and diluted net loss per share available to common shareholders:
Net loss per common share, basic and diluted	$(0.18)	$(0.01)	$(0.30)	$(0.15)	$(0.39)
Weighted average number of shares used in per share calculation, basic and diluted	8,783	8,577	8,683	8,694	8,648
Stock-based compensation expense is included in:
Cost of revenue	$44	$74	$27	$139	$97
Research and development	193	312	64	546	220
Sales, general and administrative	276	436	107	793	351
Total	$513	$822	$198	$1,478	$668

NEXTEST SYSTEMS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	Mar. 25, 2006	Dec. 24, 2005	Jun. 25, 2005

ASSETS
Current asset
Cash and cash equivalents	$11,166	$16,896	$10,474
Accounts receivable, net	16,002	9,299	12,836
Inventory	26,999	21,355	13,150
Deferred tax assets	3,251	3,100	2,835
Income tax receivable	68	—	—
Prepaid expenses and other current assets	1,166	660	298
Total current assets	58,652	51,310	39,593
Property and equipment, net	3,710	3,615	3,750
Restricted cash	317	317	417
Deferred tax assets	1,099	1,824	975
Other assets	431	491	1,080
Total assets	$64,209	$57,557	$45,815
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,719	$7,584	$3,499
Accrued liabilities	6,109	4,490	3,100
Deferred income	4,778	2,077	3,792
Customer deposits	3,011	2,647	761
Income tax payable	138	2,073	218
Total current liabilities	21,755	18,871	11,370
Deferred income	446	366	380
Accrued rent	129	174	239
Total liabilities	22,330	19,411	11,989
Series B Mandatorily Redeemable Convertible Preferred Stock	—	33,785	30,784
Stockholders’ equity	41,879	4,361	3,042
Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ equity	$64,209	$57,557	$45,815

SOURCE  Nextest Systems Corporation
          -0-                                                    05/03/2006
          /CONTACT:  So-Yeon Jeong of Nextest Systems Corporation, +1-408-817-7276,
or sjeong@nextest.com/
          /Web site:  http://www.nextest.com/
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